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                FOURTH AMENDMENT TO REAL ESTATE SALE AGREEMENT
                     [Prentice Plaza, Englewood, Colorado]


     THIS FOURTH AMENDMENT TO REAL ESTATE SALE AGREEMENT (this "Amendment") is made as of the 14th day of June, 1999, by and between First Capital Prentice Avenue Associates, an Illinois joint venture ("Seller") and Gateway Canyon, Inc., a California corporation ("Purchaser").

     WHEREAS, Seller and Invesco Realty Advisors, Inc. ("Invesco") are parties to a Real Estate Sale Agreement dated as of March 19, 1999 (as amended from time to time, the "Purchase Agreement"), as amended by that certain (a) First Amendment to Real Estate Sale Agreement dated as of March 29, 1999, (b) Second Amendment to Real Estate Sale Agreement dated as of April 9, 1999, (c) Reinstatement of, and Third Amendment to, Real Estate Sale Agreement dated as of May 11, 1999, (d) side letter dated May 20, 1999, executed by Seller and Purchaser, and (e) letter from Mary J. Garnett of Jones, Day, Reavis and Pogue to Daniel Acosta of Rosenberg & Liebentritt, P.C., dated June 8, 1999. All capitalized terms which are used but not defined in this Amendment shall have the same respective meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, Invesco assigned its rights, interests and obligations under the Purchase Agreement to Purchaser pursuant to an Assignment and Assumption of Real Estate Sale Agreement dated June 7, 1999.

     WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement as more particularly set forth below.

     NOW, THEREFORE, in consideration of the Purchase Agreement, the mutual covenants and agreements therein and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller and Purchaser agree as follows:

     1. Pre-Disclosure Right to Terminate. Purchaser shall have the right to terminate the Purchase Agreement on or before June 18, 1999, with respect to the Pre-Closing Disclosure made in that certain letter dated June 10, 1999, from Seller's counsel to Purchaser's counsel.

     2.  Closing.  The Closing is hereby extended until June 21, 1999.

     3. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     4. Effect of Amendment. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect and otherwise unmodified.

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     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this
Amendment as of the date first above written.

                                SELLER:

                                FIRST CAPITAL PRENTICE AVENUE ASSOCIATES, an
                                Illinois joint venture

                                By: First Capital Income Properties, Ltd. -- Series XI, an Illinois limited partnership, joint venturer

                                     By:  First Capital Financial Corporation,
                                          as General Partner


                                          By:
                                              ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------

                                By:  First Capital Income and Growth Fund --
                                     Series XII, an Illinois limited
                                     partnership, joint venturer

                                     By:  First Capital Financial Corporation,
                                          as General Partner


                                          By:
                                              ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------


                                PURCHASER:

                                GATEWAY CANYON, INC., a California corporation


                                By:
                                    --------------------------------------------

                                Name:
                                      ------------------------------------------

                                Title:
                                       -----------------------------------------


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     4.  Escrow for TI Allowance and Expansion Space Rent.  At Closing, Seller
shall escrow a total of $136,605.52 with the Title Company for a period of one
(1) year after the date of Closing, which escrow shall be held and disbursed by Title Company in accordance with an escrow agreement by and between Title Company, Seller and Purchaser. Said escrow agreement shall provide among other things for (a) monthly disbursements in the amount of $2,114.13, so long as Avatech Solutions of Colorado, Inc., its successors or assigns (collectively, "Avatech") do not pay rent on Suite 314 of the Property (the "Expansion Space") on or before the fifteenth date of each calendar month, (b) disbursements to Purchaser not to exceed $111,236 for any money spent by Purchaser on tenant improvements for the Expansion Space, provided Purchaser provides evidence of amounts spent on such tenant improvements, and (c) disbursement to Seller one
(1) year after the Closing Date of any amounts remaining in the escrow.

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